Exhibit 10.15

OOMA, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Executive Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Shigeyuki Hamamatsu (“Executive”) and Ooma, Inc.  (the “Company”), effective as of September 7, 2021 (the “Effective Date”).

RECITALS

1.The Board of Directors of the Company (the “Board”) desires to provide for the payment of certain benefits in connection with certain terminations of Executive’s employment with the Company, including certain terminations that occur in connection with a Change in Control.

2.Certain capitalized terms used in this Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

2.Rights Upon Termination.  Except as expressly provided in Section 3, upon the termination of Executive’s employment, Executive shall only be entitled to: (i) all earned but unpaid salary, all accrued but unpaid vacation and all other earned but unpaid compensation or wages, (ii) any unreimbursed business expenses incurred by Executive on or before the termination date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to Executive promptly following Executive’s submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within forty-five (45) days after the date of Executive’s termination, and (iii) such other compensation or benefits due to Executive under any Company-provided plans, policies, and arrangements or as otherwise required by law (collectively, the “Accrued Benefits”).

3.Severance Benefits.

(a) Termination without Cause outside of Change in Control Period.  If, outside of the Change in Control Period, the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause, then, subject to Section 4 below, Executive will receive the following severance benefits from the Company:

(i)Severance Payments.  Executive will receive a severance payment equal to nine (9) months of Executive’s then current base salary as in effect immediately prior to the date of such termination, which will be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline (as defined in Section 4(a) below).

(ii)Benefits.  Executive will receive a taxable amount equal to nine (9) months’ of Executive’s monthly premiums for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s

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eligible dependents (based on the coverage levels in effect immediately prior to Executive’s termination or resignation and based on the premium amount for the first month of COBRA coverage), which will be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline and will be made regardless of whether Executive elects or continues COBRA continuation coverage.

(b)  Termination without Cause or for Good Reason during Change in Control Period.  If, during the Change in Control Period, (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause or (ii) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason, then, subject to Section 4 below, Executive will receive the following severance benefits from the Company:

(i)Severance Payments.  Executive will receive a severance payment equal to twelve (12) months of Executive’s then current base salary as in effect immediately prior to the date of such termination, which will be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline.

(ii)Bonus Payment.  Executive will receive an amount equal to (A) 100% of Executive’s target bonus as in effect for the year in which such termination occurs plus (B) a pro-rated amount of Executive’s target bonus as in effect for the year in which such termination occurs, pro-rated based on the number of days Executive was employed with the Company during the year, which will be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline.  For purposes of clarity, target bonus amounts will be paid at the full amount specified regardless of the level of performance achieved for the applicable performance period.

(iii)Benefits.  Executive will receive a taxable amount equal to twelve (12) months’ of Executive’s monthly premiums for continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (based on the coverage levels in effect immediately prior to Executive’s termination or resignation and based on the premium amount for the first month of COBRA coverage), which will be paid to Executive in a single lump-sum within thirty (30) days following the Release Deadline and will be made regardless of whether Executive elects or continues COBRA continuation coverage.

(iv)Equity Awards.  Executive shall vest in 100% of any then outstanding and unvested Equity Awards.  The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.  Notwithstanding anything stated herein or elsewhere to the contrary, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding Equity Awards at the time of a Change in Control, then 100% of the then-unvested shares subject to the Equity Awards shall fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such Change in Control, regardless of whether Executive’s employment with the Company (or any parent, subsidiary or successor of the Company) continues or terminates for any reason.

(c)Resignation; Termination for Cause.  If Executive’s employment with the Company is terminated (i) by Executive (other than for Good Reason during the Change in Control Period) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.

(d)Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability where Executive is no longer willing or able to continuing performing services for the Company, or Executive’s employment terminates due to his death, then Executive will

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not be entitled to receive severance or other benefits pursuant to this Agreement except for the Accrued Benefits.

(e)Breach.  The parties acknowledge that Executive’s entitlement to the severance payments and benefits contained in this Section 3 are of the essence and an integral part of this Agreement, and that, without such severance provisions, the parties would not enter into this Agreement. Therefore, if the Company, or any successor to the Company, breaches the terms of this Section 3 by failing or refusing pay or provide any of the severance payments or benefits owed to Executive in the amounts and/or according to the time periods set forth herein, Executive shall be entitled to two times (2x) the amount of severance payments and benefits that Executive would otherwise be entitled to receive, payable and/or provided according to the same terms set forth herein.  The parties acknowledge and agree that any additional severance payments and benefits paid pursuant to this Section 3(e) constitute liquidated damages that would be incurred by Executive and that these additional severance payments and benefits are not a penalty, rather they are a reasonable amount intended as liquidated damages that will compensate Executive in the circumstances in which they are payable for the efforts and resources expended, and opportunities foregone, while negotiating and/or enforcing this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision.

4.Conditions to Receipt of Severance.

(a)Release of Claims Agreement.  The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a general release of all claims in a form provided by the Company, and such release becoming effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination (such deadline, the “Release Deadline”).  No severance or other benefits will be paid or provided pursuant to this Agreement until the release becomes effective and irrevocable.  If the release does not become effective and irrevocable by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.

(b)Confidential Information Agreement and Other Requirements.  Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the Confidential Information and Inventions Assignment Agreement entered into by and between Executive and the Company, effective as of September 7, 2021, which Executive acknowledges and agrees shall remain in full force and effect.

(c)Code Section 409A.  For purposes of Section 409A of the Code, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment.  Further, (i) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or benefits, are considered deferred compensation under Section 409A, will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A, (ii) no severance or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) will be paid or otherwise provided until Executive has had an “involuntary separation from service” within the meaning of Section 409A, and (iii) in the case of (i) and (ii), any reference in this Agreement to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments and benefits provided or to be provided under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and

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any ambiguities herein will be interpreted to so comply or be so exempt.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A before payments or benefits are provided to Executive.  Any severance payments or benefits made in connection with Executive’s termination under this Agreement and provided on or before the 15th day of the 3rd month following the end of Executive’s first tax year in which Executive’s termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which Executive’s termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional payments or benefits provided in connection with Executive’s termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be provided no later than the last day of Executive’s 2nd taxable year following the taxable year in which Executive’s termination occurs).  Notwithstanding the foregoing, if any of the payments or benefits provided in connection with Executive’s termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Executive is, at the time of his termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment or benefit will not be provided until the first regularly scheduled payroll date that occurs on or after the date 6 months and 1 day following Executive’s termination and, on such date (or, if earlier, another date that occurs as soon as practicable after Executive’s death), Executive will receive all payments and benefits that would have been provided during such period in a single lump sum, if applicable.  In addition, notwithstanding any other provision herein to the contrary, to the extent that any reimbursements or in-kind benefits under this Agreement or otherwise constitute non-exempt “nonqualified deferred compensation” within the meaning of Section 409A, then any such reimbursements and/or benefits (i) shall be made or provided promptly but no later than December 31st of the calendar year following the year in which the expense was incurred by Executive, (ii) shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, and (iii) shall not be subject to liquidation or exchange for another benefit.

5.Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then, at the election of Executive, Executive’s severance benefits under Section 3 will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s outside legal counsel or independent public accountants or other firm selected by the Company (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

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The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.  Any reduction made pursuant to this Section 5 shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits.  In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time).  “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax.  “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.  In no event shall Executive have any discretion with respect to the ordering of payment reductions.

6.Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)Cause.  For purposes of this Agreement, “Cause” means:

(i)Executive’s demonstrably willful, deliberate and repeated failure to substantially perform his assigned duties (other than a failure resulting from Executive’s Disability), which failure is not cured within thirty (30) days after a written demand for substantial performance is received by Executive from the Board which identifies the manner in which the Board believes Executive  has not substantially performed his duties;

(ii)Executive’s illegal or intentional gross misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company, which, if capable being cured, is not cured within thirty (30) days after written notice from the Board, which written notice shall state that failure to cure may result in termination for Cause;

(iii)Executive’s unauthorized and willful use or disclosure of any proprietary information or trade secrets of the Company where such use or disclosure causes significant material harm to the Company; or

(iv)Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or theft which is materially and demonstrably injurious to the Company.

(b)Code.  For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended:

(c)Change in Control.  For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately

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prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 6(c)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 6(c)(i));

(iii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of this Section 6(c), (A) if any Person who is the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities acquires additional securities of the Company, such acquisition of additional securities will not be considered to cause a Change in Control pursuant to this Section 6(c)(iv), and (B) the term “Person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s Common Stock;

(3)the Company; and

(4)a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(d)Change in Control Period.  For purposes of this Agreement, “Change in Control Period” means the period beginning two (2) months prior to, and ending twelve (12) months following, a Change in Control.

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(e)Disability.  For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.

(f)Equity Award.  For purposes of this Agreement, “Equity Award” means each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

(g)Good Reason.  For purposes of this Agreement, resignation for “Good Reason” means Executive’s resignation due to the occurrence of any of the following conditions which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:

(i)A material adverse change to Executive’s authority, duties or responsibilities that, taken as a whole, results in a diminution in Executive’s function as the Company’s General Counsel;

(ii)A 10% or more reduction in Executive’s then-current base salary or a 10% or more reduction in Executive’s base compensation (including base salary and bonus);

(iii)The Company conditions Executive’s continued service with the Company on the relocation of Executive’s principal work location to a location that is more than twenty-five (25) miles from Palo Alto, California (or Executive’s then current principal work location) and such relocation results in an increase in Executive’s one-way commuting distance from his home by twenty-five (25) miles or more;

(iv)The failure of the Company to obtain the assumption of this Agreement by any successor to the Company;

(v)Any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company); or

(vi)Any act or set of facts or circumstances which would under California case law or statute constitute a constructive termination of Executive.

In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition.  Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide the severance payments and benefits described herein as a result of such proposed resignation.  If the Good Reason condition is not remedied within such thirty (30) day cure period, Executive may resign based on the Good Reason condition specified in the notice effective no later than ninety (90) days following the expiration of the thirty (30) day cure period.

7.Successors.

(a)Company Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes

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under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.

(a)General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S.  registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Secretary (or, if Executive is the Company’s Secretary, any other executive officer of the Company).

(b)Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.

9.Arbitration.  Executive agrees to continue to comply with and be bound by the Agreement for the Arbitration of Disputes entered into by and between Executive and the Company dated September 7, 2021, as such agreement may be amended from time to time.

10.Miscellaneous Provisions.

(a)No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(b)Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(e)Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject matter of this Agreement.  Further, this Agreement supersedes in their entirety any and all prior offer letters or employment agreements entered into by and between Executive and the

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Company, which offer letters and employment agreements shall be null and void.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement between Executive and the Company, the terms in this Agreement will prevail.

(f)Severability.  In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.  The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(g)Taxes, Withholding and Required Deductions.  All payments and, if applicable, benefits made pursuant to this Agreement will be subject to all applicable taxes, withholding of taxes, and any other required deductions.

(h)Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANYOOMA, INC.

By:/s/ Eric Stang

Title:Chairman, President, and CEO

Date:September 20, 2021

EXECUTIVE____________________

By:/s/ Shigeyuki Hamamatsu

Date:September 20, 2021